Exhibit 99.1

News Release For more information, please contact: MEDIA: Mike Cummins 312-549-5257 Michael.Cummins@conagra.com INVESTORS: Matthew Neisius 402-240-3226 IR@conagra.com

FOR IMMEDIATE RELEASE

CONAGRA BRANDS REPORTS FOURTH QUARTER RESULTS

CHICAGO, July 10, 2025 — Today Conagra Brands, Inc. (NYSE: CAG) reported results for the fourth quarter and full year fiscal year 2025, which ended on May 25, 2025. All comparisons are against the prior-year fiscal period, unless otherwise noted.

Highlights

●	Fourth quarter:
o	Reported net sales decreased 4.3%; organic net sales decreased 3.5%
o	Reported operating margin was 11.5%; adjusted operating margin was 13.8%
o	Reported diluted earnings per share for the fourth quarter was $0.53; adjusted earnings per share (EPS) decreased 8.2% to $0.56
●	Full year fiscal 2025:
o	Reported net sales decreased 3.6%; organic net sales decreased 2.9%
o	Reported operating margin increased 467 basis points to 11.8%; adjusted operating margin decreased 188 basis points to 14.1%
o	Reported diluted EPS for fiscal 2025 increased 233.3% to $2.40; adjusted EPS decreased 13.9% to $2.30
●	The company is providing fiscal 2026 guidance to reflect:
o	Organic net sales growth of (1)% to 1% compared to fiscal 2025
o	Adjusted operating margin between ~11.0% and ~11.5%
o	Adjusted EPS between $1.70 and $1.85

CEO Perspective

Sean Connolly, president and chief executive officer of Conagra Brands, commented, “I’m proud of the Conagra team for their hard work throughout fiscal 2025 as we navigated an environment that proved to be more challenging than we anticipated. We entered the year focused on returning volume to growth and delivered consistent progress through the first half. This resulted in a return to absolute volume growth in domestic retail in the second quarter, best-in-class market share performance, and first half EPS in line with our plan. While the second half was impacted by higher than expected inflation, foreign exchange headwinds, and supply constraints, our long-term value creation strategy remains unchanged.”

He continued, “In fiscal 2026, we expect elevated inflation and macroeconomic uncertainty to persist but remain focused on proactively managing the business by investing in our high-potential frozen and snacks domains, prioritizing volume strength, and further enhancing supply chain resiliency while continuing disciplined cost management and focus on cash flow. We believe that these actions will enable Conagra to deliver sustainable growth and stronger margins over time, creating meaningful long-term value for our stakeholders.”

Total Company Fourth Quarter Results

In the quarter, reported net sales decreased 4.3% to $2.8 billion reflecting:

●	a 3.5% decrease in organic net sales;
●	a 0.6% decrease from the unfavorable impact of foreign exchange; and
●	a 0.2% decrease from the unfavorable impact of M&A.

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The 3.5% decrease in organic net sales was driven by a 1.0% negative impact from price/mix and a 2.5% decrease in volume, primarily due to lower consumption trends. In the quarter, the company gained volume share in categories including frozen desserts, microwave popcorn, refrigerated whipped topping, and pudding.

Gross profit decreased 12.1% to $707 million in the quarter and adjusted gross profit decreased 10.7% to $717 million versus the prior year as productivity was more than offset by lower net sales, the negative impact of cost of goods sold inflation, and unfavorable operating leverage. Gross margin decreased 228 basis points to 25.4% in the quarter, and adjusted gross margin decreased 184 basis points to 25.8%.

Selling, general, and administrative expense (SG&A), which includes advertising and promotional expense (A&P), decreased 17.2% to $333 million in the quarter and adjusted SG&A, which includes A&P, decreased 10.8% to $333 million primarily due to lower incentive compensation compared to the prior year quarter. A&P decreased 14.7% to $62 million compared to the prior year quarter.

Net interest expense was $102 million in the quarter. Compared to the prior-year period, net interest expense decreased 2.8% or $3 million due to a reduction in total debt.

The average diluted share count in the quarter was 480 million shares.

In the quarter, net income attributable to Conagra Brands was $256 million, or $0.53 per diluted share. Adjusted net income attributable to Conagra Brands was $270 million, or $0.56 per diluted share.

Adjusted EBITDA, which includes equity method investment earnings and pension and postretirement non-service income, was $544 million in the quarter.

Total Company Fiscal 2025 Results

For the full fiscal year, net sales decreased 3.6% to $11.6 billion reflecting:

●	a 2.9% decrease in organic net sales;
●	a 0.4% decrease from the unfavorable impact of foreign exchange; and
●	a 0.3% decrease from the unfavorable impact of M&A.

For the full fiscal year, gross profit decreased 9.9% to $3.0 billion and adjusted gross profit decreased 10.4% to $3.0 billion as higher productivity was more than offset by lower net sales, the negative impact of cost of goods sold inflation, and unfavorable operating leverage. Gross margin decreased 180 basis points to 25.9% and adjusted gross margin decreased 194 basis points to 25.7%.

For the full fiscal year, EPS increased 233.3% to $2.40 primarily due to wrapping non-cash goodwill and brand impairment charges in the prior year, and adjusted EPS decreased 13.9% to $2.30.

Grocery & Snacks Segment Fourth Quarter Results

Net sales for the Grocery & Snacks segment decreased 2.1% to $1.2 billion in the quarter, reflecting:

●a 3.3% decrease in organic net sales; and
●a 1.2% increase from the favorable impact of M&A.

The decrease in organic net sales was driven by a price/mix decrease of 1.7% of and a volume decrease of 1.6%.

Operating profit for the segment increased 19.6% to $210 million in the quarter and adjusted operating profit decreased 11.7% to $226 million as higher productivity and lower SG&A were more than offset by lower net sales and the negative impact cost of goods sold inflation. In addition, we wrapped a $7 million net benefit from insurance proceeds in the prior year related to lost sales from our fiscal 2023 canned meat recall.

Refrigerated & Frozen Segment Fourth Quarter Results

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Reported and organic net sales for the Refrigerated & Frozen segment decreased 4.4% to $1.1 billion in the quarter driven by a price/mix decrease of 2.3% and a volume decrease of 2.1%.

Operating profit for the segment was $127 million and adjusted operating profit decreased 10.1% to $171 million as higher productivity and lower SG&A were more than offset by lower net sales and the negative impact of cost of goods sold inflation.

International Segment Fourth Quarter Results

Net sales for the International segment decreased 13.8% to $230 million in the quarter, reflecting:

●a 7.3% decrease from the unfavorable impact of M&A;
●a 7.3% decrease from the unfavorable impact of foreign exchange; and
●a 0.8% increase in organic net sales.

On an organic net sales basis, price/mix increased 4.7% and volume decreased 3.9%.

Operating profit for the segment increased 35.6% to $35 million in the quarter and adjusted operating profit increased 22.7% to $35 million as higher productivity and lower SG&A more than offset the unfavorable impact of foreign exchange and the negative impact of cost of goods sold inflation.

Foodservice Segment Fourth Quarter Results

Net sales for the Foodservice segment decreased 4.0% to $280 million in the quarter, reflecting:

●a 4.3% decrease in organic net sales; and
●a 0.3% increase from the favorable impact of M&A.

The decrease in organic net sales was driven by a price/mix increase of 3.3% and a volume decrease of 7.6%.

Operating profit and adjusted operating profit for the segment decreased 20.8% to $32 million in the quarter as higher productivity was more than offset by lower net sales, the negative impact of cost of goods sold inflation, and unfavorable operating leverage.

Other Fourth Quarter Items

Corporate expenses decreased 2.2% to $82 million in the quarter and adjusted corporate expense decreased 6.7% to $78 million in the quarter driven by lower incentive compensation compared to the prior year quarter.

Pension and post-retirement non-service income was $17 million in the quarter compared to $12 million of income in the prior-year period. The increase was due to a non-cash settlement gain recognized in connection with our purchase of an annuity contract with a third-party insurance provider. Adjusted pension and post-retirement non-service income increased $3 million to $4 million in the quarter.

In the quarter, equity method investment earnings increased 23.4% to $57 million and adjusted equity method investment earnings increased 30.9% to $61 million driven by the results from the company’s joint venture, Ardent Mills, reflecting improved commodity revenue, partially offset by continued lower volume trends as seen throughout the industry.

In the quarter, the effective tax rate was 12.7% compared to 5.8% in the prior-year. The adjusted effective tax rate was 22.3% compared to 21.1% in the prior-year period.

In the quarter, the company paid a dividend of $0.35 per share.

Cash Flow and Debt Update

For the full fiscal year, the company generated $1.7 billion in net cash flows from operating activities compared to $2.0 billion in the prior year period. Capital expenditures were $389 million compared to $388 million in the prior year period, and free cash flow was $1.3 billion compared to $1.6 billion in the prior year. Dividends paid increased 1.5% versus the prior year to $669 million.

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The company ended the year with net debt of $8.0 billion, representing a 4.4% reduction in net debt versus the prior year, resulting in a 3.6x net leverage ratio at fiscal year-end.

Dividend Update

The company announced on July 9, 2025 that its Board of Directors had approved a quarterly dividend payment of $0.35 per share of Conagra common stock which will be paid on August 28, 2025 to stockholders of record as of the close of business on July 30, 2025, reflecting an annualized dividend rate of $1.40 per share.

Outlook

The company is providing the following guidance for fiscal 2026:

●Organic net sales growth of (1)% to 1% compared to fiscal 2025
●Adjusted operating margin between ~11.0% and ~11.5%
●Adjusted EPS between $1.70 and $1.85
●	Interest expense of approximately $400MM
●	Equity earnings contribution of approximately $200MM
●	Adjusted effective tax rate of approximately 23%
●	Pension income of approximately $25MM
●Capital expenditures of approximately $450MM
●Free cash flow conversion of ~90%
●	Net leverage ratio of approximately 3.85x
●	The 53rd week is expected to add $0.05 to adjusted EPS

The company also expects cost of goods sold inflation to continue at an elevated level into fiscal 2026. Guidance anticipates core inflation to be approximately 4%. In addition, the company expects an impact to fiscal 2026 from previously announced U.S. tariffs. While the tariff situation remains fluid, guidance contemplates a 50% tariff rate on imported tin plate steel and aluminum, a 30% rate on limited imports from China, and a 10% reciprocal rate on imports from certain other countries. Combined, these tariffs are expected to increase cost of goods sold by approximately 3% annually, prior to mitigating actions including accelerated cost savings initiatives, sourcing alternatives, and targeted pricing actions. Taken together, the company expects total cost of goods sold inflation of approximately 7%.

The inability to predict the amount and timing of the impacts of foreign exchange, acquisitions, divestitures, and other items impacting comparability makes a detailed reconciliation of forward-looking non-GAAP financial measures impracticable. For the same reasons, the company is unable to address the probable significance of these items, which could be material to future results. Please see the end of this release for more information.

Items Affecting Comparability of EPS

The following are included in the $0.53 diluted earnings per share for the fourth quarter of fiscal 2025 (EPS amounts are rounded and after tax).  Please see the reconciliation schedules at the end of this release for additional details.

●Approximately $0.09 per diluted share of net expense related to brand impairment charges
●Approximately $0.06 per diluted share of net benefit related to a valuation allowance adjustment
●Approximately $0.02 per diluted share of net benefit related to anticipated legal matter recoveries
●Approximately $0.02 per diluted share of net expense related to restructuring plans
●Approximately $0.02 per diluted share of net benefit related to a pension settlement gain
●Approximately $0.01 per diluted share of net expense related to corporate hedging derivative losses
●Approximately $0.01 per diluted share of net expense related to Ardent Mills restructuring activities

The following are included in the $1.18 of diluted loss per share for the fourth quarter of fiscal 2024 (EPS amounts are rounded and after tax).  Please see the reconciliation schedules at the end of this release for additional details.

●Approximately $1.77 per diluted share of net expense related to goodwill and brand impairment charges
●Approximately $0.06 per diluted share of net expense related to restructuring plans

CONAGRA BRANDS

●Approximately $0.02 per diluted share of net benefit related to a pension valuation adjustment
●Approximately $0.01 per diluted share of net benefit related to corporate hedging derivative gains
●Approximately $0.01 per diluted share of net benefit related to fire related insurance recoveries

Please note that certain prior year amounts have been reclassified to conform with current year presentation.

Discussion of Results and Outlook

Conagra Brands will issue pre-recorded remarks prior to hosting a live Q&A conference call and webcast at 9:30 a.m. Eastern time today to discuss the company’s results and outlook. The live audio webcast Q&A conference call, pre-recorded remarks, transcript of the pre-recorded remarks, and presentation slides will be available on www.conagrabrands.com/investor-relations under Events & Presentations. The Q&A conference call may be accessed by dialing 1-877-883-0383 for participants in the U.S. and 1-412-902-6506 for all other participants and using passcode 5130344. Please dial in 10 to 15 minutes prior to the call start time. A replay of the Q&A conference call will be available on www.conagrabrands.com/investor-relations under Events & Presentations until July 10, 2026.

About Conagra Brands

Conagra Brands, Inc. (NYSE: CAG), is one of North America's leading branded food companies. We combine a 100-year history of making quality food with agility and a relentless focus on collaboration and innovation. The company’s portfolio is continuously evolving to satisfy consumers’ ever-changing food preferences. Conagra’s brands include Birds Eye®, Duncan Hines®, Healthy Choice®, Marie Callender's®, Reddi-wip®, Slim Jim®, Angie's® BOOMCHICKAPOP®, and many more. As a corporate citizen, we aim to do what’s right for our business, our employees, our communities and the world. Headquartered in Chicago, Conagra Brands generated fiscal 2025 net sales of nearly $12 billion. For more information, visit www.conagrabrands.com.

Note on Forward-Looking Statements

The information contained in this document includes forward-looking statements within the meaning of the federal securities laws. Examples of forward-looking statements include statements regarding our expected future financial performance or position, results of operations, business strategy, plans and objectives of management for future operations, and other statements that are not historical facts. You can identify forward-looking statements by their use of forward-looking words, such as “may”, “will”, “anticipate”, “expect”, “believe”, “estimate”, “intend”, “plan”, “should”, “seek”, or comparable terms.

Readers of this document should understand that these forward-looking statements are not guarantees of performance or results. Forward-looking statements provide our current expectations and beliefs concerning future events and are subject to risks, uncertainties, and factors relating to our business and operations, all of which are difficult to predict and could cause our actual results to differ materially from the expectations expressed in or implied by such forward-looking statements. These risks, uncertainties, and factors include, among other things: risks associated with general economic and industry conditions, including inflation, reduced consumer confidence and spending, declining benefits or increased limitations under government food assistance programs for consumers, rising unemployment, recessions, increased energy costs, supply chain challenges, increased tariffs and taxes, labor shortages, and geopolitical conflicts; risks related to the availability and prices of commodities and other supply chain resources, including raw materials, packaging, energy, and transportation, weather conditions, health pandemics or outbreaks of disease, actual or threatened hostilities or war, or other geopolitical uncertainty; disruptions or inefficiencies in our supply chain and/or operations; risks related to the effectiveness of our hedging activities and ability to respond to volatility in commodities; risks related to the ultimate impact of, including reputational harm caused by, any product recalls and product liability or labeling litigation, including litigation related to lead-based paint and pigment and cooking spray; risks related to our ability to execute operating and value creation plans and achieve returns on our investments and targeted operating efficiencies from cost-saving initiatives, and to benefit from trade optimization programs; risks related to our ability to deleverage on currently anticipated timelines, and to continue to access capital on acceptable terms or at all; risks related to the Company’s competitive environment, cost structure, and related market conditions; risks related to our ability to respond to changing consumer preferences including health and wellness perceptions and the success of our innovation and marketing investments; risks associated with actions by our customers, including changes in distribution and purchasing terms;   risks related to the seasonality of our business; risks associated with our contract manufacturing arrangements and other third-party service provider dependencies; risks associated with actions of governments and regulatory bodies that affect

CONAGRA BRANDS

our businesses, including the ultimate impact of new or revised regulations or interpretations including to address climate change; risks related to the Company’s ability to execute on its strategies or achieve expectations related to environmental, social, and governance matters, including as a result of evolving legal, regulatory, and other standards, processes, and assumptions, the pace of scientific and technological developments, increased costs, the availability of requisite financing, and changes in carbon pricing or carbon taxes; risks related to a material failure in or breach of our or our vendors’ information technology systems and other cybersecurity incidents; risks related to our ability to identify, attract, hire, train, retain and develop qualified personnel; risks of increased pension, labor or people-related expenses; risks and uncertainties associated with intangible assets, including any future goodwill or intangible assets impairment charges; risks relating to our ability to protect our intellectual property rights; risks relating to acquisition, divestiture, joint venture or investment activities; the amount and timing of future dividends, which remain subject to Board approval and depend on market and other conditions; the amount and timing of future stock repurchases; and other risks described in our reports filed from time to time with the U.S. Securities and Exchange Commission (the “SEC”). We caution readers not to place undue reliance on any forward-looking statements included in this document, which speak only as of the date of this document. We undertake no responsibility to update these statements, except as required by law.

Note on Non-GAAP Financial Measures

This document includes certain non-GAAP financial measures, including adjusted EPS, organic net sales, adjusted gross profit, adjusted operating profit, adjusted SG&A, adjusted corporate expenses, adjusted gross margin, adjusted operating margin, adjusted effective tax rate, adjusted net income attributable to Conagra Brands, free cash flow, net debt, net leverage ratio, and adjusted EBITDA. Management considers GAAP financial measures as well as such non-GAAP financial information in its evaluation of the company's financial statements. We believe these non-GAAP financial measures provide useful supplemental information to investors to facilitate year-over-year comparisons by removing non-recurring items and other items impacting comparability such as the impacts of foreign exchange, divested businesses and acquisitions, as well as the impact of any 53rd week, as noted in more detail for each measure below. We also believe the below financial measures are used by investors and analysts to assess the company's operating performance and financial position. These measures should be viewed in addition to, and not in lieu of, the company's diluted earnings per share, operating performance and financial measures as calculated in accordance with GAAP.

Organic net sales excludes, from reported net sales, the impacts of foreign exchange, divested businesses and acquisitions, as well as the impact of any 53rd week to provide a more transparent view of year-over-year comparability. All references to changes in volume and price/mix throughout this release are on an organic net sales basis.

Free cash flow is net cash from operating activities less additions to property, plant and equipment. Free cash flow conversion is free cash flow divided by adjusted net income attributable to Conagra Brands, Inc. We use this non-GAAP financial measure to provide additional information about the amount of cash available for debt repayment, dividend distributions, acquisition opportunities, and share repurchases after all of the company’s business needs and obligations are met.

References to adjusted items throughout this release refer to measures computed in accordance with GAAP less the impact of items impacting comparability. Items impacting comparability are income or expenses (and related tax impacts) that management believes have had, or are likely to have, a significant impact on the earnings of the applicable business segment or on the total corporation for the period in which the item is recognized, and are not indicative of the company's core operating results. We exclude these items that we believe affect comparability of underlying results from period to period and may obscure trends in our underlying profitability.

During the third quarter of fiscal 2025, we revised our calculation methodology for Adjusted SG&A to include advertising and promotional (A&P) expense. Prior-year periods have been recast to reflect this new calculation methodology. Please refer to the tables in this press release for a reconciliation of this non-GAAP financial measures using the updated calculation method to the most directly comparable financial measure calculated in accordance with U.S. GAAP which include information about A&P expense in the footnotes.

References to earnings before interest, taxes, depreciation, and amortization (EBITDA) refer to net income attributable to Conagra Brands before the impacts of discontinued operations, income tax expense (benefit), interest expense,

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depreciation, and amortization. For adjusted EBITDA, we exclude items resulting from infrequently occurring events or items that we believe significantly affect the year-to-year assessment of the company’s operating results.

Hedge gains and losses are generally aggregated, and net amounts are reclassified from unallocated corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold. The net change in the derivative gains (losses) included in unallocated corporate expense during the period is reflected as a comparability item, Corporate hedging derivate gains (losses). Since our hedging contracts are generally for future periods, this adjustment facilitates year-over-year comparisons of cost of goods sold, matching the derivative gains and losses with the underlying economic exposure being hedged for the period.

Note on Forward-Looking Non-GAAP Financial Measures

Our fiscal 2026 guidance includes certain non-GAAP financial measures (organic net sales growth, adjusted operating margin, adjusted EPS, net leverage ratio, and adjusted effective tax rate) that are presented on a forward-looking basis. Historically, the company has calculated these non-GAAP financial measures excluding the impact of certain items such as, but not limited to, foreign exchange, acquisitions, divestitures, restructuring expenses, the extinguishment of debt, hedging gains and losses, impairment charges, legacy legal contingencies, and unusual tax items. Reconciliations of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are not provided because the company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the timing and financial impact of such items. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.

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Conagra Brands, Inc.

Consolidated Statements of Operations

(in millions)

(unaudited)

	FOURTH QUARTER
	Thirteen Weeks Ended	Thirteen Weeks Ended
	May 25, 2025	May 26, 2024	Percent Change
Net sales	$2,781.8	$2,905.9	(4.3)%
Cost of goods sold	2,074.6	2,101.0	(1.3)%
Gross profit	$707.2	$804.9	(12.1)%
Selling, general and administrative expenses	333.0	402.1	(17.2)%
Goodwill impairment charges	—	526.5	(100.0)%
Other intangible asset impairment charges	53.2	430.2	(87.6)%
Loss on divestitures	—	2.2	(100.0)%
Operating profit (loss)	$321.0	$(556.1)	N/A
Pension and postretirement non-service income	16.6	12.4	33.7%
Interest expense, net	101.8	104.7	(2.8)%
Equity method investment earnings	57.4	46.6	23.4%
Income (loss) before income taxes	$293.2	$(601.8)	N/A
Income tax (benefit) expense	37.2	(34.6)	N/A
Net income (loss)	$256.0	$(567.2)	N/A
Less: Net income attributable to noncontrolling interests	—	0.1	(100.0)%
Net income (loss) attributable to Conagra Brands, Inc.	$256.0	$(567.3)	N/A

Earnings (loss) per share - basic
Net income (loss) attributable to Conagra Brands, Inc.	$0.54	$(1.18)	N/A
Weighted average shares outstanding	478.2	478.8	(0.1)%

Earnings (loss) per share - diluted
Net income (loss) attributable to Conagra Brands, Inc.	$0.53	$(1.18)	N/A
Weighted average share and share equivalents outstanding[1]	479.5	478.8	0.1%

1 In Q4 FY24, we reported a GAAP net loss. In periods when we recognize a net loss, we exclude the impact of outstanding stock awards from the diluted loss per share calculation, as their inclusion would have an anti-dilutive effect. The weighted average diluted share count was 480 million shares.

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Conagra Brands, Inc.

Consolidated Statements of Earnings

(in millions)

(unaudited)

	FISCAL YEAR
	Fifty-Two Weeks Ended	Fifty-Two Weeks Ended
	May 25, 2025	May 26, 2024	Percent Change
Net sales	$11,612.8	$12,050.9	(3.6)%
Cost of goods sold	8,609.3	8,717.5	(1.2)%
Gross profit	$3,003.5	$3,333.4	(9.9)%
Selling, general and administrative expenses	1,537.3	1,487.5	3.3%
Goodwill impairment charges	—	526.5	(100.0)%
Other intangible asset impairment charges	72.1	430.2	(83.3)%
Loss on divestitures	29.5	36.4	(18.9)%
Operating profit	$1,364.6	$852.8	60.0%
Pension and postretirement non-service income	25.9	10.3	151.1%
Interest expense, net	416.7	430.5	(3.2)%
Equity method investment earnings	182.4	177.6	2.7%
Income before income taxes	$1,156.2	$610.2	89.5%
Income tax expense	3.7	262.5	(98.6)%
Net income	$1,152.5	$347.7	231.4%
Less: Net income attributable to noncontrolling interests	0.1	0.5	(88.5)%
Net income attributable to Conagra Brands, Inc.	$1,152.4	$347.2	231.9%

Earnings per share - basic
Net income attributable to Conagra Brands, Inc.	$2.41	$0.73	230.1%
Weighted average shares outstanding	478.3	478.6	(0.1)%

Earnings per share - diluted
Net income attributable to Conagra Brands, Inc.	$2.40	$0.72	233.3%
Weighted average share and share equivalents outstanding	479.7	480.0	(0.1)%

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Conagra Brands, Inc.

Consolidated Balance Sheets

(in millions)

(unaudited)

	May 25, 2025	May 26, 2024
ASSETS
Current assets
Cash and cash equivalents	$68.0	$77.7
Receivables, less allowance for doubtful accounts of $3.6 and $3.0	770.0	871.8
Inventories	2,048.3	1,981.5
Prepaids and other current assets	90.6	85.0
Current assets held for sale	94.1	133.5
Total current assets	3,071.0	3,149.5
Property, plant and equipment	6,574.1	6,314.3
Less: Accumulated depreciation	(3,738.2)	(3,493.3)
Property, plant and equipment, net	2,835.9	2,821.0
Goodwill	10,501.9	10,325.9
Brands, trademarks and other intangibles, net	2,421.1	2,484.8
Other assets	1,571.0	1,430.1
Noncurrent assets held for sale	533.0	651.0
	$20,933.9	$20,862.3
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Notes payable	$804.7	$928.4
Current installments of long-term debt	1,028.8	20.3
Accounts and other payables	1,590.1	1,493.7
Accrued payroll	146.0	193.3
Other accrued liabilities	744.7	588.6
Current liabilities held for sale	2.7	17.5
Total current liabilities	4,317.0	3,241.8
Senior long-term debt, excluding current installments	6,234.1	7,492.6
Deferred income taxes	810.3	1,024.2
Other noncurrent liabilities	639.6	587.6
Noncurrent liabilities held for sale	0.2	4.8
Total liabilities	12,001.2	12,351.0
Common stockholders' equity
Common stock of $5 par value, authorized 1,200,000,000 shares; issued 584,219,229	2,921.2	2,921.2
Additional paid-in capital	2,347.2	2,363.2
Retained earnings	6,759.1	6,276.3
Accumulated other comprehensive income (loss)	16.3	(35.5)
Less treasury stock, at cost, common shares 106,846,304 and 106,050,133	(3,111.1)	(3,084.8)
Total Conagra Brands common stockholders' equity	8,932.7	8,440.4
Noncontrolling interests	—	70.9
Total stockholders' equity	8,932.7	8,511.3
	$20,933.9	$20,862.3

CONAGRA BRANDS

Conagra Brands, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Fifty-Two Weeks Ended	Fifty-Two Weeks Ended
	May 25, 2025	May 26, 2024
Cash flows from operating activities:
Net income	$1,152.5	$347.7
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	390.2	400.9
Asset impairment charges	177.0	1,035.5
Equity method investment earnings less than (in excess of) distributions	(22.1)	74.0
Stock-settled share-based payments expense	41.5	30.8
Contributions to pension plans	(11.9)	(12.2)
Pension benefit	(19.6)	(0.6)
Other items	7.1	16.4
Change in operating assets and liabilities excluding effects of business acquisitions and dispositions:
Receivables	173.8	77.2
Inventories	(35.6)	131.9
Deferred income taxes and income taxes payable, net	(224.0)	(81.1)
Prepaid expenses and other current assets	(0.9)	(2.2)
Accounts and other payables	49.6	(22.7)
Accrued payroll	(45.9)	29.7
Other accrued liabilities	(0.9)	(20.0)
Litigation receivables, net of recoveries	(67.1)	(14.7)
Litigation accruals, net of payments	128.2	25.0
Net cash flows from operating activities	1,691.9	2,015.6
Cash flows from investing activities:
Additions to property, plant and equipment	(389.3)	(388.1)
Sale of property, plant and equipment	3.4	0.8
Purchase of marketable securities	—	(10.3)
Sale of marketable securities	—	10.3
Purchase of businesses, net of cash acquired	(230.6)	—
Proceeds from divestitures, net of cash divested	76.8	—
Proceeds from insurance recoveries	—	11.9
Other items	(2.5)	0.4
Net cash flows from investing activities	(542.2)	(375.0)
Cash flows from financing activities:
Issuances of short-term borrowings, maturities greater than 90 days	338.0	466.6
Repayment of short-term borrowings, maturities greater than 90 days	(135.3)	(185.9)
Net issuance (repayment) of other short-term borrowings, maturities less than or equal to 90 days	(328.3)	9.9
Issuance of long-term debt	—	500.0
Repayment of long-term debt	(281.3)	(1,772.6)
Debt issuance costs	—	(3.3)
Repurchase of Conagra Brands, Inc. common shares	(64.0)	—
Cash dividends paid	(669.2)	(659.3)
Exercise of stock options and issuance of other stock awards, including tax withholdings	(20.6)	(13.8)
Other items	2.4	1.7
Net cash flows from financing activities	(1,158.3)	(1,656.7)
Effect of exchange rate changes on cash and cash equivalents	(2.4)	1.2
Net change in cash and cash equivalents, including cash balances classified as assets held for sale	(11.0)	(14.9)
Less: Net change in cash balances classified as assets held for sale	(1.3)	0.7
Net change in cash and cash equivalents	(9.7)	(15.6)
Cash and cash equivalents at beginning of period	77.7	93.3
Cash and cash equivalents at end of period	$68.0	$77.7

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Q4 FY25 and FY25 Organic Net Sales by Segment - YOY Change

(in millions)

		Refrigerated &			Total Conagra
Q4 FY25	Grocery & Snacks	Frozen	International	Foodservice	Brands
Net Sales	$1,150.2	$1,121.8	$230.1	$279.7	$2,781.8
Impact of foreign exchange	—	—	17.8	—	17.8
Net sales from acquired businesses	(14.7)	—	—	(0.9)	(15.6)
Organic Net Sales	$1,135.5	$1,121.8	$247.9	$278.8	$2,784.0

Year-over-year change - Net Sales	(2.1)%	(4.4)%	(13.8)%	(4.0)%	(4.3)%
Impact of foreign exchange (pp)	—	—	7.3	—	0.6
Net sales from acquired businesses (pp)	(1.2)	—	—	(0.3)	(0.5)
Net sales from divested businesses (pp)	—	—	7.3	—	0.7
Organic Net Sales	(3.3)%	(4.4)%	0.8%	(4.3)%	(3.5)%

Volume	(1.6)%	(2.1)%	(3.9)%	(7.6)%	(2.5)%
Price/Mix	(1.7)%	(2.3)%	4.7%	3.3%	(1.0)%

		Refrigerated &			Total Conagra
Q4 FY24	Grocery & Snacks	Frozen	International	Foodservice	Brands
Net Sales	$1,174.7	$1,173.0	$266.8	$291.4	$2,905.9
Net sales from divested businesses	—	—	(20.8)	—	(20.8)
Organic Net Sales	$1,174.7	$1,173.0	$246.0	$291.4	$2,885.1

		Refrigerated &			Total Conagra
FY25	Grocery & Snacks	Frozen	International	Foodservice	Brands
Net Sales	$4,899.3	$4,662.3	$956.5	$1,094.7	$11,612.8
Impact of foreign exchange	—	—	57.2	—	57.2
Net sales from acquired businesses	(38.0)	—	—	(2.0)	(40.0)
Net sales from divested businesses	—	—	(23.6)	—	(23.6)
Organic Net Sales	$4,861.3	$4,662.3	$990.1	$1,092.7	$11,606.4

Year-over-year change - Net Sales	(1.2)%	(4.2)%	(11.3)%	(4.7)%	(3.6)%
Impact of foreign exchange (pp)	—	—	5.7	—	0.4
Net sales from acquired businesses (pp)	(0.8)	—	—	(0.1)	(0.3)
Net sales from divested businesses (pp)	—	—	6.1	—	0.6
Organic Net Sales	(2.0)%	(4.2)%	0.5%	(4.8)%	(2.9)%

Volume	(1.1)%	(0.7)%	(3.4)%	(8.1)%	(1.7)%
Price/Mix	(0.9)%	(3.5)%	3.9%	3.3%	(1.2)%

		Refrigerated &			Total Conagra
FY24	Grocery & Snacks	Frozen	International	Foodservice	Brands
Net Sales	$4,958.7	$4,865.5	$1,078.3	$1,148.4	$12,050.9
Net sales from divested businesses	—	—	(93.2)	—	(93.2)
Organic Net Sales	$4,958.7	$4,865.5	$985.1	$1,148.4	$11,957.7

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Q4 FY25 Adj. Operating Profit by Segment - YOY Change

(in millions)

	Grocery &	Refrigerated &			Corporate	Total Conagra
Q4 FY25	Snacks	Frozen	International	Foodservice	Expense	Brands
Operating Profit	$209.5	$126.5	$35.2	$31.5	$(81.7)	$321.0
Restructuring plans	4.9	2.0	0.1	—	4.0	11.0
Brand impairment charges	11.2	42.0	—	—	—	53.2
Acquisitions and divestitures	—	—	—	—	0.8	0.8
Legal matter recoveries	—	—	—	—	(10.5)	(10.5)
Corporate hedging derivative losses (gains)	—	—	—	—	9.1	9.1
Adjusted Operating Profit	$225.6	$170.5	$35.3	$31.5	$(78.3)	$384.6

Operating Profit Margin	18.2%	11.3%	15.3%	11.3%		11.5%
Adjusted Operating Profit Margin	19.6%	15.2%	15.4%	11.3%		13.8%
Year-over-year % change - Operating Profit	19.6%	N/A	35.6%	(20.8)%	(2.2)%	N/A
Year-over year % change - Adjusted Operating Profit	(11.7)%	(10.1)%	22.7%	(20.8)%	(6.7)%	(10.5)%
Year-over-year bps change - Operating Profit	330 bps	N/A	557 bps	(238) bps		N/A
Year-over-year bps change - Adjusted Operating Profit	(214) bps	(97) bps	457 bps	(238) bps		(96) bps

	Grocery &	Refrigerated &			Corporate	Total Conagra
Q4 FY24	Snacks	Frozen	International	Foodservice	Expense	Brands
Operating Profit (Loss)	$175.2	$(713.4)	$26.1	$39.7	$(83.7)	$(556.1)
Restructuring plans	2.6	30.5	0.6	—	3.3	37.0
Goodwill and brand impairment charges	77.6	879.1	—	—	—	956.7
Legal matters, net of recoveries	—	—	—	—	2.9	2.9
Fire related insurance recoveries	—	(6.5)	—	—	—	(6.5)
Impairment of business held for sale	—	—	2.2	—	—	2.2
Corporate hedging derivative losses (gains)	—	—	—	—	(6.5)	(6.5)
Adjusted Operating Profit	$255.4	$189.7	$28.9	$39.7	$(84.0)	$429.7

Operating Profit Margin	14.9%	(60.8)%	9.7%	13.6%		(19.1)%
Adjusted Operating Profit Margin	21.8%	16.2%	10.8%	13.6%		14.8%

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of FY25 Adj. Operating Profit by Segment - YOY Change

(in millions)

	Grocery &	Refrigerated &			Corporate	Total Conagra
FY25	Snacks	Frozen	International	Foodservice	Expense	Brands
Operating Profit	$989.4	$500.8	$142.8	$131.0	$(399.4)	$1,364.6
Restructuring plans	15.7	80.5	(1.2)	—	6.7	101.7
Legal matters, net of recoveries	—	—	—	—	88.7	88.7
Fire related insurance recoveries	—	(17.0)	—	—	—	(17.0)
Consulting fees on tax matters	—	—	—	—	2.0	2.0
Loss on sale of business	—	—	2.3	—	—	2.3
Brand impairment charges	11.9	60.2	—	—	—	72.1
Acquisitions and divestitures	—	—	—	—	1.1	1.1
Impairment of business held for sale	—	27.2	—	—	—	27.2
Corporate hedging derivative losses (gains)	—	—	—	—	(8.2)	(8.2)
Adjusted Operating Profit	$1,017.0	$651.7	$143.9	$131.0	$(309.1)	$1,634.5

Operating Profit Margin	20.2%	10.7%	14.9%	12.0%		11.8%
Adjusted Operating Profit Margin	20.8%	14.0%	15.1%	12.0%		14.1%
Year-over-year % change - Operating Profit	(2.3)%	N/A	45.9%	(16.7)%	24.0%	60.0%
Year-over year % change - Adjusted Operating Profit	(7.6)%	(20.1)%	(7.1)%	(13.4)%	3.1%	(15.0)%
Year-over-year bps change - Operating Profit	(22) bps	N/A	586 bps	(172) bps		467 bps
Year-over-year bps change - Adjusted Operating Profit	(143) bps	(279) bps	67 bps	(121) bps		(188) bps

	Grocery &	Refrigerated &			Corporate	Total Conagra
FY24	Snacks	Frozen	International	Foodservice	Expense	Brands
Operating Profit (Loss)	$1,012.4	$(92.5)	$97.9	$157.2	$(322.2)	$852.8
Restructuring plans	10.3	32.1	20.8	—	3.4	66.6
Impairment of business held for sale	—	—	36.4	—	—	36.4
Acquisitions and divestitures	—	—	—	—	0.2	0.2
Goodwill and brand impairment charges	77.6	879.1	—	—	—	956.7
Legal matters, net of recoveries	—	—	—	—	34.8	34.8
Fire related insurance recoveries, net	—	(2.8)	—	(5.9)	—	(8.7)
Corporate hedging derivative losses (gains)	—	—	—	—	(16.1)	(16.1)
Adjusted Operating Profit	$1,100.3	$815.9	$155.1	$151.3	$(299.9)	$1,922.7

Operating Profit Margin	20.4%	(1.9)%	9.1%	13.7%		7.1%
Adjusted Operating Profit Margin	22.2%	16.8%	14.4%	13.2%		16.0%

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Q4 FY25 Adj. Gross Margin, Adj. Gross Profit, Adj. SG&A, Adj. Net Income, and Adj. EPS - YOY

(in millions)

								Diluted EPS
								from income
								attributable to
		Selling, general					Net income	Conagra
		and		Income			attributable to	Brands, Inc
		administrative	Operating	before income	Income tax		Conagra	common
Q4 FY25	Gross profit	expenses [1]	profit	taxes	expense	Income tax rate	Brands, Inc.	stockholders
Reported	$707.2	$333.0	$321.0	$293.2	$37.2	$12.7%	$256.0	$0.53
% of Net Sales	25.4%	12.0%	11.5%
Restructuring plans	1.0	10.0	11.0	11.0	2.7		8.3	0.02
Corporate hedging derivative losses (gains)	9.1	—	9.1	9.1	2.3		6.8	0.01
Legal matter recoveries	—	(10.5)	(10.5)	(10.5)	(2.6)		(7.9)	(0.02)
Brand impairment charges	—	—	53.2	53.2	12.3		40.9	0.09
Acquisitions and divestitures	—	0.8	0.8	0.8	0.1		0.7	—
Ardent JV restructuring activities	—	—	—	3.6	0.8		2.8	0.01
Valuation allowance adjustment	—	—	—	—	27.7		(27.7)	(0.06)
Pension settlement gain	—	—	—	(13.0)	(3.2)		(9.8)	(0.02)
Adjusted	$717.3	$332.7	$384.6	$347.4	$77.3	22.3%	$270.1	$0.56
% of Net Sales	25.8%	12.0%	13.8%
Year-over-year % of net sales change - reported	(228) bps	(186) bps	N/A
Year-over-year % of net sales change - adjusted	(184) bps	(88) bps	(96) bps

Year-over-year change - reported	(12.1)%	(17.2)%	(157.7)%	N/A	N/A		N/A	N/A
Year-over-year change - adjusted	(10.7)%	(10.8)%	(10.5)%	(6.7)%	(1.8)%		(8.0)%	(8.2)%

								Diluted EPS
								from income (loss)
								attributable to
		Selling, general					Net income (loss)	Conagra
		and		Income (loss)	Income tax		attributable to	Brands, Inc
		administrative	Operating	before income	expense		Conagra	common
Q4 FY24	Gross profit	expenses [1]	profit (loss)	taxes	(benefit)	Income tax rate	Brands, Inc.	stockholders [2]
Reported	$804.9	$402.1	$(556.1)	$(601.8)	$(34.6)	$5.8%	$(567.3)	$(1.18)
% of Net Sales	27.7%	13.8%	(19.1)%
Restructuring plans	10.9	26.1	37.0	37.0	9.1		27.9	0.06
Goodwill and brand impairment charges	—	—	956.7	956.7	109.0		847.7	1.77
Corporate hedging derivative losses (gains)	(6.5)	—	(6.5)	(6.5)	(1.6)		(4.9)	(0.01)
Legal matters, net of recoveries	—	2.9	2.9	2.9	0.7		2.2	—
Fire related insurance recoveries, net	(6.5)	—	(6.5)	(6.5)	(1.6)		(4.9)	(0.01)
Impairment of business held for sale	—	—	2.2	2.2	0.5		1.7	—
Pension valuation adjustment	—	—	—	(11.5)	(2.8)		(8.7)	(0.02)
Adjusted	$802.8	$373.1	$429.7	$372.5	$78.7	$21.1%	$293.7	$0.61
% of Net Sales	27.6%	12.8%	14.8%

1 Includes advertising and promotion (A&P) expense of $62.1 million and $72.8 million for Q4 FY25 and Q4 FY24, respectively. A&P as a percentage of net sales was 2.2% and 2.5% for Q4 FY25 and Q4 FY24, respectively. During the third quarter of fiscal 2025, we revised our calculation methodology for Adjusted SG&A to include advertising and promotional (A&P) expense. Prior-year periods have been recast to reflect this new calculation methodology.

2 In Q4 FY24, we reported a GAAP net loss. In periods when we recognize a net loss, we exclude the impact of outstanding stock awards from the diluted loss per share calculation, as their inclusion would have an anti-dilutive effect. The adjusted diluted earnings per share calculation includes the impact of outstanding stock awards.

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of FY25 Adj. Gross Margin, Adj. Gross Profit, Adj. SG&A, Adj. Net Income, and Adj. EPS - YOY Change

(in millions)

								Diluted EPS from
								income
								attributable
		Selling, general					Net income	to Conagra
		and					attributable to	Brands, Inc
		administrative	Operating	Income before	Income tax		Conagra	common
FY25	Gross profit	expenses [1]	profit	income taxes	expense	Income tax rate	Brands, Inc.	stockholders
Reported	$3,003.5	$1,537.3	$1,364.6	$1,156.2	$3.7	$0.3%	$1,152.4	$2.40
% of Net Sales	25.9%	13.2%	11.8%
Restructuring plans	10.6	91.1	101.7	101.7	24.7		77.0	0.16
Loss on sale of business	—	—	2.3	2.3	0.8		1.5	—
Corporate hedging derivative losses (gains)	(8.2)	—	(8.2)	(8.2)	(2.0)		(6.2)	(0.01)
Fire related insurance recoveries	(17.0)	—	(17.0)	(17.0)	(4.2)		(12.8)	(0.03)
Consulting fees on tax matters	—	2.0	2.0	2.0	0.5		1.5	—
Legal matters, net of recoveries	—	88.7	88.7	88.7	21.7		67.0	0.14
Brand impairment charges	—	—	72.1	72.1	16.7		55.4	0.12
Impairment of business held for sale	—	—	27.2	27.2	4.3		22.9	0.05
Acquisitions and divestitures	—	1.1	1.1	1.1	0.2		0.9	—
Ardent JV restructuring activities	—	—	—	7.2	1.7		5.5	0.01
Valuation allowance adjustment	—	—	—	—	253.5		(253.5)	(0.53)
Pension settlement gain	—	—	—	(13.0)	(3.2)		(9.8)	(0.02)
Rounding	—	—	—	—	—		—	0.01
Adjusted	$2,988.9	$1,354.4	$1,634.5	$1,420.3	$318.4	$22.4%	$1,101.8	$2.30
% of Net Sales	25.7%	11.7%	14.1%
Year-over-year % of net sales change - reported	(180) bps	89 bps	467 bps
Year-over-year % of net sales change - adjusted	(194) bps	(6) bps	(188) bps

Year-over-year change - reported	(9.9)%	3.3%	60.0%	89.5%	(98.6)%		231.9%	233.3%
Year-over-year change - adjusted	(10.4)%	(4.2)%	(15.0)%	(14.9)%	(18.0)%		(13.9)%	(13.9)%

								Diluted EPS from
								income
								attributable
		Selling, general					Net income	to Conagra
		and					attributable to	Brands, Inc
		administrative	Operating	Income before	Income tax		Conagra	common
FY24	Gross profit	expenses [1]	profit	income taxes	expense	Income tax rate	Brands, Inc.	stockholders
Reported	$3,333.4	$1,487.5	$852.8	$610.2	$262.5	$43.0%	$347.2	$0.72
% of Net Sales	27.7%	12.3%	7.1%
Restructuring plans	19.1	47.5	66.6	66.6	16.7		49.9	0.10
Acquisitions and divestitures	—	0.2	0.2	0.2	—		0.2	—
Corporate hedging derivative losses (gains)	(16.1)	—	(16.1)	(16.1)	(4.1)		(12.0)	(0.03)
Fire related insurance recoveries, net	(0.6)	(8.1)	(8.7)	(8.7)	(2.1)		(6.6)	(0.01)
Pension valuation adjustment	—	—	—	(11.5)	(2.8)		(8.7)	(0.02)
Impairment of business held for sale	—	—	36.4	36.4	0.4		36.0	0.08
Goodwill and brand impairment charges	—	—	956.7	956.7	109.0		847.7	1.77
Legal matters, net of recoveries	—	34.8	34.8	34.8	8.6		26.2	0.05
Rounding	—	—	—	—	—		—	0.01
Adjusted	$3,335.8	$1,413.1	$1,922.7	$1,668.6	$388.2	$23.3%	$1,279.9	$2.67
% of Net Sales	27.7%	11.7%	16.0%

1 Includes advertising and promotion (A&P) expense of $263.2 million and $289.6 million for FY25 and FY24, respectively. A&P as a percentage of net sales was 2.3% and 2.4% for FY25 and FY24, respectively. During the third quarter of fiscal 2025, we revised our calculation methodology for Adjusted SG&A to include advertising and promotional (A&P) expense. Prior-year periods have been recast to reflect this new calculation methodology.

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Q4 FY25 and FY25 Adj. Pension and Postretirement Non-service Income and Adj. Equity Method Investment Earnings

(in millions)

	Q4 FY25	Q4 FY24	% Change
Pension and postretirement non-service income	$16.6	$12.4	33.7%
Pension settlement gain and valuation adjustment	(13.0)	(11.5)	13.0%
Adjusted pension and postretirement non-service income	$3.6	$0.9	300.0%

	FY25	FY24	% Change
Pension and postretirement non-service income	$25.9	$10.3	151.1%
Pension settlement gain and valuation adjustment	(13.0)	(11.5)	13.0%
Adjusted pension and postretirement non-service income (expense)	$12.9	$(1.2)	N/A

	Q4 FY25	Q4 FY24	% Change
Equity method investment earnings	$57.4	$46.6	23.4%
Ardent JV restructuring activities	3.6	—	100.0%
Adjusted equity method investment earnings	$61.0	$46.6	30.9%

	FY25	FY24	% Change
Equity method investment earnings	$182.4	$177.6	2.7%
Ardent JV restructuring activities	7.2	—	100.0%
Adjusted equity method investment earnings	$189.6	$177.6	6.8%

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of FY25 Free Cash Flow, Net Debt, and Net Leverage Ratio

(in millions)

	FY25	FY24	% Change
Net cash flows from operating activities	$1,691.9	$2,015.6	(16.1)%
Additions to property, plant and equipment	(389.3)	(388.1)	0.3%
Free cash flow	$1,302.6	$1,627.5	(20.0)%

	May 25, 2025	May 26, 2024
Notes payable	$804.7	$928.4
Current installments of long-term debt	1,028.8	20.3
Senior long-term debt, excluding current installments	6,234.1	7,492.6
Total Debt	$8,067.6	$8,441.3
Less: Cash	68.0	77.7
Net Debt	$7,999.6	$8,363.6

FY25
Net Debt [1]	$7,999.6

Net income attributable to Conagra Brands, Inc.	$1,152.4
Add Back: Income tax expense	3.7
Income tax expense attributable to noncontrolling interests	—
Interest expense, net	416.7
Depreciation	336.5
Amortization	53.7
Earnings before interest, taxes, depreciation, and amortization (EBITDA)	$1,963.0
Restructuring plans [2]	99.2
Acquisitions and divestitures	1.1
Corporate hedging derivative losses (gains)	(8.2)
Fire related insurance recoveries	(17.0)
Impairment of business held for sale	27.2
Legal matters, net of recoveries	88.7
Goodwill and brand impairment charges	72.1
Pension settlement gain	(13.0)
Ardent JV restructuring activities	7.2
Loss on sale of business	2.3
Consulting fees on tax matters	2.0
Adjusted EBITDA	$2,224.6

Net Debt to Adjusted EBITDA [3]	3.60

1 As of May 25, 2025

2 Excludes comparability items related to depreciation.

3 The Company defines its net debt leverage ratio as net debt divided by adjusted EBITDA for the trailing twelve month period.

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Q4 FY25 and FY25 EBITDA - YOY Change

(in millions)

	Q4 FY25	Q4 FY24	% Change
Net income (loss) attributable to Conagra Brands, Inc.	$256.0	$(567.3)	N/A
Add Back: Income tax expense (benefit)	37.2	(34.6)
Income tax expense attributable to noncontrolling interests	—	(0.1)
Interest expense, net	101.8	104.7
Depreciation	82.0	95.8
Amortization	13.3	13.4
Earnings (loss) before interest, taxes, depreciation, and amortization	$490.3	$(388.1)	N/A
Restructuring plans [1]	10.7	28.2
Acquisitions and divestitures	0.8	—
Corporate hedging derivative losses (gains)	9.1	(6.5)
Fire related insurance recoveries, net	—	(6.5)
Pension settlement gain and valuation adjustment	(13.0)	(11.5)
Ardent JV restructuring activities	3.6	—
Impairment of business held for sale	—	2.2
Legal matters, net of recoveries	(10.5)	2.9
Goodwill and brand impairment charges	53.2	956.7
Adjusted Earnings before interest, taxes, depreciation, and amortization	$544.2	$577.4	(5.7)%

	FY25	FY24	% Change
Net income attributable to Conagra Brands, Inc.	$1,152.4	$347.2	231.9%
Add Back: Income tax expense	3.7	262.5
Income tax expense attributable to noncontrolling interests	—	(0.2)
Interest expense, net	416.7	430.5
Depreciation	336.5	347.3
Amortization	53.7	53.6
Earnings before interest, taxes, depreciation, and amortization	$1,963.0	$1,440.9	36.2%
Restructuring plans [1]	99.2	51.5
Acquisitions and divestitures	1.1	0.2
Corporate hedging derivative losses (gains)	(8.2)	(16.1)
Fire related insurance recoveries, net	(17.0)	(8.7)
Impairment of businesses held for sale	27.2	36.4
Legal matters, net of recoveries	88.7	34.8
Goodwill and brand impairment charges	72.1	956.7
Pension settlement gain and valuation adjustment	(13.0)	(11.5)
Ardent JV restructuring activities	7.2	—
Loss on sale of business	2.3	—
Consulting fees on tax matters	2.0	—
Adjusted Earnings before interest, taxes, depreciation, and amortization	$2,224.6	$2,484.2	(10.5)%

1 Excludes comparability items related to depreciation.